Exhibit 99.1

Immersion and Microsoft Settle Litigation

SAN JOSE, Calif.--(BUSINESS WIRE)--Immersion Corporation (NASDAQ:IMMR), the leading developer and licensor of touch feedback technology, today announced that Immersion and Microsoft (NASDAQ: MSFT), have settled their litigation, which was pending in the United States District Court for the Western District of Washington since June 2007.

Immersion and Microsoft have agreed to resolve Microsoft's claim under a 2003 Sublicense Agreement between Microsoft and Immersion, as well as Immersion's counterclaim that Microsoft breached a confidentiality agreement between the companies dated May 2007. Immersion agreed to make a one time payment to Microsoft in the amount of $20.75 million. In addition, Immersion will be admitted to Microsoft’s Certified Partner Program. Other terms of the settlement are confidential.

"We are pleased to resolve our outstanding dispute with Microsoft and to put this litigation behind us," said Immersion president and CEO Clent Richardson. “We now have our full attention and focus devoted to working with innovative companies around the world, including Microsoft, to accelerate and rapidly achieve global adoption of our haptic technology in gaming, consumer electronics, mobility, and medical products.”

About Immersion (www.immersion.com)

Founded in 1993, Immersion Corporation is the recognized leader in developing, licensing, and marketing digital touch technology and products. Using Immersion’s advanced touch feedback technology (http://www.immersion.com/corporate), electronic user interfaces are more compelling, entertaining, and in many applications, safer and more productive. Immersion’s technology has helped manufacturers develop innovative and creative solutions for products such as hundreds of video games and leading video console gaming systems, medical training simulators installed around the world, driver controls for automotive manufacturers, and mobile phones, such as those from LG and Samsung. Immersion’s patent portfolio includes over 700 issued or pending patents in the U.S. and other countries.

Immersion and the Immersion logo are trademarks of Immersion Corporation in the United States and other countries. All other trademarks are the property of their respective owners.

CONTACT:
A&R Edelman
Angie Ayala, +1-650-762-2952
aayala@ar-edelman.com